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                               [Letterhead]

                                                      EXHIBIT 10.1.7

December 18, 1996


Mr. Don Robson
Vice President & Chief Financial Officer
Coldwater Creek Inc.
One Coldwater Creek Drive
Sandpoint, Idaho 83864

Dear Don:

I'm pleased to be able to inform you of U.S. Bank of Idaho's commitment to increase and modify the two revolving credit facilities, and to add a separate Letter of Credit facility, for your good company.

As we had discussed the increased facilities will consist of the following two components:

Line #1:    Amount:        $17,500,000 (a $9,000,000 increase over the
                           existing line)

            Type:          Short-Term Revolving Line of Credit

            Interest Rate: 30, 60 or 90 day LIBOR + 1.75%, or U.S. Bank's
                           Prime Rate minus 0.05%

            Fee:           0.125% non-usage, payable quarterly

            Maturity:      June 30th, 1998

            Collateral:    Unsecured; however, Coldwater Creek pledges not to
                           encumber Accounts Receivable and Inventory

Line #2:    Amount:        $17,500,000 (a $6,000,000 increase over the
                           existing line)

            Type:          Longer Term Revolving Line of Credit

            Interest Rate: 30, 60 or 90 day LIBOR + 1.85%, or U.S. Bank's
                           Prime Rate

            Fee:           0.125% non-usage, payable quarterly

            Maturity:      June 30th, 2000

            Collateral:    Secured by a First Deed of Trust on Coldwater
                           Creek's headquarters complex and liens on substantially all other fixed assets including leaseholds at any other business locations operated by the company plus fixed assets contained therein. Collateral is being held as an abundance of caution, given the multi-year term of the commitment, and no appraisals are required.

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In addition to the increased facilities described above, U.S. Bank will provide a separate unsecured line of credit exclusively for the purpose of issuing either Standby or Commercial Letters of Credit with an aggregate face value of no more than $1,000,000. Letters of Credit under this facility can be issued up through June 30, 1998 for expiration by no later than June 30, 1999.

The Loan Agreement between the bank and the borrower will include the following financial covenants:

-   The ratio of Total Liabilities to Tangible Net Worth is not to exceed
    1.50 : 1 at the fiscal year ending March 3, 1997 and 1.20 : 1 at the fiscal year ending March 2, 1998 and at each fiscal year-end thereafter. During each fiscal year, for measurement as of the end of the first, second and third fiscal quarter, the ratio of Total Liabilities to Tangible Net Worth is not to exceed 1.50 : 1.

- The Tangible Net Worth is to be at least $18,000,000 at the fiscal year ending March 3, 1997 and $30,000,000 at the fiscal year ending March 2, 1998 and at each fiscal year-end thereafter.

- The Debt Service Coverage Ratio (Net Income + Depreciation / Debt Service Requirement) is to be no less than 1.25 : 1 as of each fiscal year end. For purposes of this covenant, Debt Service Requirement will be assumed to be $3,500,000 which equates approximately to the annual principal reduction requirement to fully amortize a $17,500,000 term loan over five years.

For purposes of covenant measurements, we will treat Prepaid Expenses and Deferred Catalog Costs as tangible assets.

In addition to the financial covenants, it will be a condition of the unsecured Short Term Revolving Line of Credit that any borrowings thereunder be fully repaid and that the line remains "at rest" for a minimum of thirty consecutive days during a twelve month period starting as of the date of closing of the documents finalizing this commitment. This condition is not applicable to the secured Longer Term Revolving Line of Credit.

The above-described terms and conditions will be included in a new Loan Agreement substantially comparable to the agreement that currently exists between us. The only other notable difference will be a requirement for quarterly Compliance Certificates whereby the Company certifies that it is in compliance - or if applicable, out of compliance - with the covenants contained in the agreement.

Don, as you and I discussed briefly yesterday, we'll do our best to complete the documentation of these new credit facilities as quickly as possible to fit within the timetable for your potential IPO processes. As in the past we should be able to prepare all documents internally, without using outside counsel, thereby limiting your out-of-pocket documentation expenses to only the title insurance necessary to support the amended deed of trust and any filing fees that may be payable. Please understand that such insurance premiums and fees, if any, are for the account of Coldwater Creek.

I trust that this increase and modification of U.S. Bank's financing commitment to Coldwater Creek will meet with your and the Board's approval. Unless I hear otherwise, we will proceed immediately with the preparation of the operative documents that will reflect

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this commitment. Obviously, if you or anyone has questions or concerns along the way please don't hesitate to call.

Please know that all of us at U.S. Bank who have been involved in the growth of our relationship appreciate the opportunity to be Coldwater Creek's bank. We look forward to continuing to serve all of your commercial banking needs as the company continues to grow and transform itself, potentially, into a public corporation.

In closing, please accept my Very Best Wishes to you and your associates and family for a wonderful Holiday Season!

Sincerely,


/s/  Anthony W. Olbrich

Anthony W. Olbrich
Senior Vice President & Mgr.
Corporate Banking
Ph. 208-383-7606